UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 4, 2008
Date of Report (Date of earliest event reported)

DOUGLAS LAKE MINERALS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50907	98-0430222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 400 - 1445 West Georgia Street Vancouver, British Columbia, Canada	V6G 2T3
(Address of principal executive offices)	(Zip Code)

(604) 669-0323
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01         Entry into a Material Definitive Agreement.

Effective on August 4, 2008, the Board of Directors of Douglas Lake Minerals Inc. (the "Company") ratified, confirmed and approved the Company's entering into of a Joint Venture Agreement (the "Agreement") with Mkuvia Maita ("Mr. Maita"), the registered holder of certain prospecting licenses (the "Prospecing Licenses") over certain areas located in the Liwale and Nachigwea Districts of Tanzania. Pursuant to the Agreement, the Company shall have the right to enter, sample, drill and otherwise explore for minerals on the property underlying the Prospecting Licenses as granted by the Government of Tanzania under the Mining Act of 1998 and any other rights covered by the Prospecting Licenses, subject to a perpetual net smelter royalty return of 3% payable to Mr. Maita. In consideration, the Company is required to pay Mr. Maita US$1,000,000 upon signing of the Agreement and to make further payments of US$540,000 over five years, on a quarterly basis beginning as of July 15, 2008, in the following amounts per year:

  Year one:       US$80,000;

  Year two:       US$90,000;

  Year three:     US$100,000;

  Year four:      US$120,000

  Year five:      US$150,000.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 4, 2008, the Board of Directors of the Company accepted the resignations of each of David Groves, as a director of the Company, and Gurpreet S. Sangha, as a director and as the Secretary and Treasurer of the Company (collectively, the "Resignations").

Also effective on August 4, 2008, the Board of the Company accepted the consents to act as directors of the Company of each of Dr. Medard M.C. Kalemani and Mr. Adbulkarim Hamisi Mruma and also accepted the consent of Harpreet S. Sangha (the existing President, Chief Executive Officer, Principal Executive Officer and a director of the Company) to also act as Secretary and Treasurer of the Company (collectively, the "Appointments").

As a consequence of the Board's acceptance of each of the Resignations and Appointments, the Board and Executive Officers of the Company are now comprised of the following:

Name	Position
Harpreet S. Sangha	President, Chief Executive Officer, Principal Executive Officer, Secretary, Treasurer and a director
Honorable Joseph Rugumyamheto	Chairman of the Board
Medard M. C. Kalemani	Director
Adbulkarim Hamisi Mruma	Director
Sylvia Tang	Controller (not an executive officer position) and interim Chief Financial Officer

Dr. Medard M. C. Kalemani has served since December 2007 as General Counsel to the Millennium Challenge Account - Tanzania under the Ministry of Finance, which is the autonomous government entity responsible for managing energy, transportation and water projects in the Republic of Tanzania. From April 1999 to November 2007, Dr. Kalemani worked for the government of the Republic of Tanzania as State Attorney of the Ministry of Energy and Minerals. From May 1997 to December 1998, Dr. Kalemani was employed by the International Rescue Committee (IRC), a relief agency under the U.N. High Commissioner for Refugees (UNHCR), as Legal Officer/Officer Manager for the Tanzania Branch. Dr. Kalemani has a Bachelor of Laws degree from the University of Dar es Salaam (Tanzania) and a Master Degree of Laws in Mineral Law and Policy from the University of Dundee (Scotland). In addition, Dr. Kalemani has a Ph.D. in Mining Management from Belford University (online university).

Dr. Adbulkarim Hamisi Mruma has served as Chief Executive Officer of the Geological Survey of Tanzania, Ministry of Energy and Minerals, from October 2004 to the present. From July 2000 until October 2004 (as well as from 1994 to 1997), Dr. Mruma served as the head of the Department of Geology at the University of Dar es Salaam (Tanzania). Dr. Mruma has had postings at the University of Dar es Salaam from 1980 to the present (Assistant Lecturer from 1980-84, Lecturer from 1985-89, Senior Lecturer from 1990-98, and Professor from 1998 to the present). Dr. Mruma served as Assistant Secretary General of the Tanzania Geological Society from 1996 to 2004, and from 2004 to present he has served as Vice Chairman of the Association of Geological Surveys of Africa. Dr. Mruma has authored numerous publications, mainly in the field of structural geography, Precambrian geology, stratigraphy and mineral desposits, and he has also served as a consultant and prepared technical reports on various geological projects, primarily in Tanzania. Dr. Mruma has a Bachelor of Science degree (geology) from the University of Dar es Salaam, participated in post-graduate studies in geology and related fields in Germany, Belgium and Zimbabwe, and has a Ph.D. from the University of Dar es Salaam, which included research work at the University of Oulu, Finland.

At present there are no compensation arrangements as between the Company and either of Messrs. Kalemani or Mruma.

Item 9.01         Financial Statements and Exhibits

(a)        Financial Statements of Business Acquired

Not applicable.

(b)        Pro forma Financial Information

Not applicable.

(c)        Shell Company Transaction

Not applicable.

(d)       Exhibits
Exhibit	Description
10.1	Joint Venture Agreement between the Company and Mkuvia Maita

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DOUGLAS LAKE MINERALS INC.
DATE: August 4, 2008.	By: s/s: "Harpreet (Harp) Singh Sangha" Name: Harpreet (Harp) Singh Sangha Position: President, Chief Executive Officer, Principal Executive Officer, Secretary, Treasurer and a director

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